Exhibit 99.1

AGIOS PHARMACEUTICALS, INC.

Inducement Nonstatutory Stock Option Award Agreement

1. Grant of Option.

This agreement (the “Award Agreement”) evidences the inducement nonstatutory stock option granted by Agios Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on [___], 2023 (the “Grant Date”) to Tsveta Milanova (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein, a total of [___] shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (“Common Stock”) at a price of $[___] per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on [___], 2033 (the “Final Exercise Date”). The option is to be granted as an inducement material to the Participant’s entering into employment with the Company within the meaning of Nasdaq Listing Rule 5635(c)(4), and not pursuant to the Company’s 2013 Stock Incentive Plan, or any equity incentive plan of the Company.

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2. Vesting Schedule.

This option will become exercisable (“vest”) as follows: 25% of the shares shall vest and become exercisable on the first anniversary of the Participant’s commencement of employment (the “Effective Date”) and the remaining shares will vest and become exercisable monthly thereafter until the fourth anniversary of the Effective Date, subject to the Participant’s continued provision of services to the Company on the applicable vesting date, except as otherwise provided in this Award Agreement or an effective written employment, separation, or other agreement between the Participant and the Company.

In the event Participant ceases to perform services to the Company due to a Good Leaver Termination prior to a Change in Control Event (each as defined below), any unvested portion of this option that would have vested during the one-year period following the cessation of services had the Good Leaver Termination not occurred will vest upon such cessation, subject to the Participant’s compliance with Section 6 of the Company’s Amended and Restated Severance Benefits Plan (the “Severance Benefits Plan”). Any unvested portion of the options that does not vest pursuant to the foregoing sentence shall terminate immediately and automatically effective upon the Good Leaver Termination.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof.

3. Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in this Section 3(a) or indication on such notice of exercise that the Participant wishes to effect a net exercise of this option in accordance with Section 3(a)(4) below. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share. Payment shall be made as follows:

(1) in cash or check, payable to the order of the Company;

(2) by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent approved by the Board of Directors of the Company (the “Board”), in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (as determined by (or in a manner approved by) the Board (the “Fair Market Value”)), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5) to the extent approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he exercises this option, is, and has been at all times since the Grant Date, an employee or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Company’s 2013 Stock Incentive Plan (an “Eligible Participant”).

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality, and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(d) Good Leaver Termination. If, prior to the Final Exercise Date, the Participant ceases to be employed by the Company due to a Good Leaver Termination, and subject to the Participant’s compliance with Section 6 of the Severance Benefits Plan, this option shall be exercisable within the period of twelve (12) months following the date of the Good Leaver Termination, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable during such period only to the extent that this option was exercisable by the Participant on the date of the Good Leaver Termination, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e) Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other relationship. If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his employment or other relationship by the Company for Cause, and the effective date of such employment or other termination is subsequent to the date of the delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment or other relationship shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment or other relationship (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate immediately upon the effective date of such termination of employment or other relationship). “Cause” shall have the meaning set forth in the Severance Benefits Plan. The Participant’s employment or other relationship shall be considered to have been terminated for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

(f) Good Leaver Termination. For purposes of this Award Agreement, “Good Leaver Termination” means termination of Participant’s employment with the Company due to death, disability (as defined under Section 409A of the Code), or a Covered Termination (as defined in the Severance Benefits Plan).

4. Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise of this option or at the same time as payment of the exercise price, unless the Company determines otherwise. If approved by the Board in its sole discretion, the Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock underlying this option, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board and solely to the extent doing so will not result in adverse financial accounting consequences to the Company, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s maximum statutory withholding obligations (based on maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any forfeiture, unfulfilled vesting or other similar requirements.

5. Transfer Restrictions.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant. Notwithstanding the foregoing, the Board may permit or provide for the gratuitous transfer of the option by the Participant to or for the benefit of any immediate family member, family trust, or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be able to use a Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale of the Common Stock subject to the option to such proposed transferee; provided, however, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of this Award Agreement. References herein to “Participant” shall include references to authorized transferees. For the avoidance of doubt, nothing in this Section 5 shall prohibit a transfer of the option to the Company.

6. Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and exercise price per share of this option shall be equitably adjusted by the Company (or substituted options may be granted, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to this option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then the Participant if he exercises this option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions with respect to this option (or any portion thereof) on such terms as the Board determines (except to the extent specifically provided otherwise in this Award Agreement or another agreement between the Company and the Participant): (i) provide that this option shall be assumed, or a substantially equivalent option shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) provide that this option shall become exercisable, in whole or in part prior to or upon such Reorganization Event, (iii) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Participant with respect to this option equal to (A) the number of shares of Common Stock subject to the vested portion of this option (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise price of this option and any applicable tax withholdings, in exchange for the termination of this option, (iv) provide that, in connection with a liquidation or dissolution of the Company, this option shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (v) any combination of the foregoing.

(B) For purposes of Section 6(b)(2)(A)(i), this option shall be considered assumed if, following consummation of the Reorganization Event, this option confers the right to purchase or receive pursuant to the terms of this option, for each share of Common Stock subject to this option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of this option to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(c) Change in Control Events.

(1) Definition. A “Change in Control Event” shall mean:

(A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, or the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (C) of this definition; or

(B) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Grant Date of this Award or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(C) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(D) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, no event shall constitute a Change in Control Event unless such event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(2) Consequences of a Change in Control Event. Notwithstanding Section 6(b), upon a Change in Control Event (regardless of whether such event is a Reorganization Event), the following provisions apply.

(A) Unless otherwise provided in an effective written employment, separation, or other agreement between the Participant and the Company, if (i) in connection with a Change in Control Event, any unvested option, to the extent outstanding immediately prior to such Change in Control Event, is assumed or continued, or a new award is substituted for such option by the acquiring or succeeding corporation (or an affiliate thereof) in accordance with the provisions of Section 6(c)(2)(B) below, and (ii) at any time within the eighteen (18)-month period following the Change in Control Event, the

Participant incurs a Good Leaver Termination, the option (or the award substituted for the option), to the extent then outstanding but not then vested, will automatically vest in full at the time of such Good Leaver Termination. If in connection with a Change in Control Event the then unvested option is not assumed or continued, or a new award is not substituted for such option by the acquiring or succeeding corporation (or an affiliate thereof) in accordance with the provisions of Section 6(c)(2)(B) below, any option, to the extent outstanding immediately prior to such Change in Control Event but not then vested, will automatically vest in full upon the consummation of such Change in Control Event.

(B) For purposes of Section 6(c)(2)(A)(i), this option shall be considered assumed if, following consummation of the Change in Control Event, this option confers the right to purchase or receive pursuant to the terms of this option, for each share of Common Stock subject to this option immediately prior to the consummation of the Change in Control Event, the consideration (whether cash, securities or other property) received as a result of the Change in Control Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Change in Control Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Change in Control Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of this option to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Change in Control Event.

7. Miscellaneous.

(a) No Right To Employment or Other Status. The grant of this option shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim hereunder except to the extent specifically provided otherwise.

(b) No Rights As Stockholder. Subject to the provisions of this Award Agreement, the Participant shall not have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to this option until becoming the record holder of such shares.

(c) Amendment. The Board may amend, modify or terminate this Award Agreement, including but not limited to, substituting therefor another option of the same or a different type and changing the date of exercise. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under this Award Agreement or (ii) the change is permitted under Section 6 of this Award Agreement. No amendment that would require stockholder approval under the rules of the Nasdaq Stock Market shall be made effective unless and until the Company’s stockholders approve such amendment.

(d) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 6): (1) amend this option to provide an exercise price per share that is lower than the then-current exercise price per share of the option, (2) cancel this option and grant in substitution therefor a new option covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of this option, (3) cancel in exchange for a cash payment this option if its exercise price per share is above the then-current Fair Market Value or (4) take any other action that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market.

(e) Acceleration. The Board may at any time provide that this option shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(f) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to this Award Agreement until (i) all conditions of this Award Agreement have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g) Administration by Board of Directors. This Award Agreement will be administered by the Board. The Board shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Award Agreement as it shall deem advisable. The Board may construe and interpret the terms of the Award Agreement. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Award Agreement in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on the Participant.

(h) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers with respect to this Award Agreement to one or more committees or subcommittees of the Board (a “Committee”). All references in the Award Agreement to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority have been delegated to such Committee.

(i) Limitations on Liability. Notwithstanding any other provisions of this Award Agreement, no individual acting as a director, officer, employee or agent of the Company will be liable to the Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with this Award Agreement, nor will such individual be personally liable with respect to this Award Agreement because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of this Award Agreement has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Agreement unless arising out of such person’s own fraud or bad faith.

(j) Governing Law. The provisions of this Award Agreement made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

AGIOS PHARMACEUTICALS, INC.

By:

Name:
Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof.

PARTICIPANT:

Address:

FORM OF NOTICE OF STOCK OPTION EXERCISE

Date:

Agios Pharmaceuticals, Inc.

88 Sidney Street

Cambridge, MA 02139

Attention: Treasurer

Dear Sir or Madam:

I am the holder of a Nonstatutory Stock Option granted to me pursuant to the Inducement Nonstatutory Stock Option Award Agreement on [__________], 2023 for the purchase of [___] shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) at a purchase price of $[___] per share.

I hereby exercise my option with respect to [___] shares of Common Stock for which:

(Select as appropriate)

☐ I have enclosed	in the amount of

☐

I wish to effect a net exercise in accordance with Section 3(a)(4) of the Inducement Award Agreement, and in connection therewith I understand that I will receive fewer than the number of shares set forth above with respect to which I am exercising my option.

Please register my stock certificate as follows:

Name(s):

Address:

Tax I.D. #:

Very truly yours,

Name:

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